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                                                                  EXHIBIT 6.14.2



                    AMENDMENT NO. 1 TO ACQUISITION AGREEMENT
               (MIRACOM CORPORATION/UNITED EQUITY PARTNERS, INC.)

         This Amendment No. 1 ("Amendment") made, entered into and effective as of the 30th day of September, 1998, amends that certain Acquisition Agreement dated September 29, 1998 ("Acquisition Agreement") by and among Miracom Corporation, a Nevada corporation ("'Buyer") and United Equity Partners, Inc., a Florida corporation ("UEP").

                                    RECITALS

         WHEREAS, Buyer wishes to acquire all of the assets and business (including Assumed Liabilities) of UEP for the consideration of 150,000 shares of Buyer's restricted common stock to be issued to UEP; and

         WHEREAS, this Amendment serves to correct and clarify the Acquisition Agreement.

         NOW, THEREFORE, the Acquisition Agreement is hereby amended as follows:

         A. Section 1.t. of the Acquisition Agreement is hereby amended in its entirety as follows:

            "t. "Purchase Price" shall mean the issuance of Miracom common stock in the amount of 150,000 shares to United Equity Partners, Inc. together with employment agreements for Fouts and Anderson and Board seat appointment as described in Exhibit "F."

         B. Any reference in the Acquisition Agreement to issuance of Miracom stock to Fouts and Anderson or to shareholders of UEP shall mean instead the issuance of Miracom common stock to UEP.


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         C. With respect to the loans to United Equity Partners, Inc. by its officers, directors or shareholders as evidenced in the books and records of United Equity Partners, Inc., such loans may be repaid, upon mutual agreement between Miracom and the obligee, in the form of Miracom common stock in lieu of cash, or a combination of cash and Miracom common stock.

         D. Notwithstanding anything to the contrary stated in the Acquisition Agreement, Miracom is acquiring all of the assets and business (including all of the liabilities) of United Equity Partners, Inc.

         E. The Acquisition and Stock Exchange Agreement dated August 20, 1998 by and between Direct Touch Research, Inc. (predecessor to Miracom) and United Equity Partners, Inc. is null and void and is superseded by the Acquisition Agreement. Further, any reference in the Acquisition Agreement to a guaranteed term on Miracom's Board of Directors for the selling shareholders of United Equity Partners, Inc. and any reference to a guaranteed $3.00 floor for Miracom common stock (or that of its predecessor) shall be null and void.

         F. All other provisions of the Acquisition Agreement shall remain the same, except as modified by the foregoing Sections A through E. Unless otherwise defined herein, capitalized terms shall have the same meanings as in the Acquisition Agreement.

         Dated as of and effective the date first written above.

                                             UNITED EQUITY PARTNERS, INC.



                                             By: /s/ Michael R. Fouts
                                                 -------------------------------
                                                 Name: Michael R. Fouts
                                                 As:   CEO


                                             MIRACOM CORPORATION



                                             By: /s/ Shawn D. Lucas
                                                 -------------------------------
                                                 Name: Shawn D. Lucas
                                                 As:   President

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